Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Mary Kay Ladone, Vice President, Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com
Media
Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM APPOINTS JOHN GROETELAARS AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

CHICAGO, April 27, 2018 -- Hill-Rom Holdings, Inc. (NYSE: HRC), today announced that John P. Groetelaars has been appointed president and chief executive officer of the company, effective May 14, 2018. He succeeds John J. Greisch, who previously announced his intention to retire. Mr. Groetelaars will also join Hill-Rom’s board of directors.

Mr. Groetelaars is a seasoned global leader with more than 25 years of experience in the medical device industry. He most recently served as executive vice president and president of the Interventional Segment at Becton, Dickinson and Company, which he joined in December 2017 following its acquisition of C.R. Bard Inc. Mr. Groetelaars previously served in a variety of progressive roles at C.R. Bard during his 10-year career there, including as a group president from 2015 to 2017.

“We are pleased to welcome John Groetelaars to Hill-Rom,” said William G. Dempsey, chairman of the board. “He brings exceptional industry knowledge, global commercial and operations experience, and a strong track record of successfully leading and growing businesses at C.R. Bard through innovation and international expansion. With our differentiated brands, broad geographic footprint and robust product pipeline, Hill-Rom today is well-positioned to accelerate growth and innovation across care settings. We are confident John Groetelaars is the right leader to further enhance shareholder value creation, drive successful execution of the next phase of our strategic initiatives and improve outcomes for patients and their caregivers.”

Mr. Dempsey continued, “On behalf of the entire board, I would also like to thank John Greisch for his countless contributions and unwavering dedication to Hill-Rom. He has led Hill-Rom on our transformational journey over the past eight years to establish a ‘One Hill-Rom’ vision and drive sustainable, profitable growth and shareholder value. We are grateful for his invaluable leadership and wish him all the best in his retirement.”

“I am excited by the opportunity to lead Hill-Rom, a company with outstanding leadership, integrity and customer focus,” said Mr. Groetelaars. “Having spent more than 25 years working in the medical device industry, I have great appreciation for Hill-Rom’s mission of helping people get better care inside and outside the hospital. I look forward to working with the talented employees of the Hill-Rom team to build on the company’s positive momentum and to deliver differentiated new product innovations and integrated solutions to create value for patients, healthcare systems and shareholders.”

As planned, in connection with Mr. Groetelaars’ appointment, Mr. Greisch will step down from the Hill-Rom board, effective May 14, 2018.

“It has been a privilege to serve as Hill-Rom’s CEO, and I am proud of the successes we have achieved together,” said Mr. Greisch. “John Groetelaars’ significant global and operational expertise along with his sales, marketing and business development experience in the healthcare industry make him the ideal leader to drive Hill-Rom’s future success. Importantly, John Groetelaars has tremendous respect for our unique culture, mission and people – and I know Hill-Rom will continue to thrive under his leadership.”

About John Groetelaars

John Groetelaars most recently served as executive vice president and president of the Interventional Segment at Becton, Dickinson and Company (BD). In this role, Mr. Groetelaars’ responsibilities included the global strategic, operational and commercial performance of the Interventional Segment, as well as accountability for delivering the segment’s global financial performance and innovation platform. Prior to that, Mr. Groetelaars held roles of increasing responsibility at C.R. Bard. Mr. Groetelaars joined C.R. Bard in 2008 as vice president and general manager, Davol Inc., and was appointed president of Davol in 2009. In 2013, Mr. Groetelaars was promoted to group vice president and in 2015 he was promoted to group president, a position he held until C.R. Bard was acquired by BD in December 2017. Prior to joining C.R. Bard, Mr. Groetelaars held various international leadership positions at Boston Scientific Corporation from 2001 until joining C.R. Bard. Prior to Boston Scientific, Mr. Groetelaars held positions in general management, marketing, business development and sales with Guidant Corporation and with Eli Lilly.

John received a bachelor’s degree in Mechanical Engineering from Kettering University in Michigan, and an MBA from Columbia University in New York.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company whose products, services and more than 10,000 employees worldwide help people get better care inside and outside the hospital. Our innovations in five core areas – Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency, and Respiratory Health – improve clinical and economic outcomes and ensure caregivers in more than 100 countries have the products they need to protect their patients, speed up recoveries and manage conditions. Every day, around the world, we enhance outcomes for patients and their caregivers. Learn more at hill-rom.com.

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